Exhibit 10.1

SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 7, 2026, by and among INNOVATE Corp. (f/k/a HC2 Holdings, Inc.), a Delaware corporation (the “Company”), the subsidiary guarantors party to the Indenture referred to below (the “Subsidiary Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and collateral trustee (the “Collateral Trustee”) under the Indenture referred to below.
W I T N E S S E T H
WHEREAS, the Company and Subsidiary Guarantors have heretofore executed and delivered to the Trustee and the Collateral Trustee an indenture, dated as of August 4, 2025 (as supplemented and amended through the date hereof, the “Indenture”), providing for the issuance of 10.500% Senior Secured Notes due 2027 (the “Notes”);
WHEREAS, subject to certain exceptions inapplicable hereto, (i) Section 9.02 of the Indenture provides that the Company may amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes voting as a single class, and (ii) Section 10.02(a)(4) of the Indenture provides that the Liens on the Collateral securing the Notes will be automatically released, including the release of all or substantially all of the Collateral, in whole or in part, if approved by the Holders of at least 66 2/3% of the aggregate principal amount of the Notes (such consenting and approving Holders under (i) and (ii), the “Requisite Holders”, as applicable);
WHEREAS, as evidenced by the Officer’s Certificate delivered to the Trustee by the Company on the date hereof, pursuant to Section 9.05 of the Indenture, the Requisite Holders as of the date hereof have delivered their consents to (i) amend the Indenture as set forth in Article 2 herein in accordance with the provisions of the Indenture, (ii) consent to the DBMG Transactions (as defined below), and (iii) waive any potential Default or Event of Default that may have occurred, or that may arise under the Indenture, directly or indirectly, as a result of the DBMG Transactions;
WHEREAS, pursuant to Section 9.05 of the Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel from the Company and is authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and make it a valid and binding obligation of the Company, in accordance with its terms, have been done, performed or waived.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1.
DEFINITIONS
Section 1.01     Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
ARTICLE 2.
AMENDMENTS
Section 2.01    Amendments to Indenture. The terms of the Indenture shall be amended as set forth in this Article 2.
a)    Section 1.01 of the Indenture is hereby amended by:

(i) adding the following definitions in their relevant alphabetical location:

“DBMG” means, collectively, DBM Global, Inc., a Delaware corporation, and its Subsidiaries.

“DBMG Sale” means the sale or disposition by the Company or its Subsidiaries to IES Holdings, Inc. or its affiliates, in one or a series of related transactions, of all or substantially all of the assets of, or equity interests in, DBMG, whether by merger of DBMG, sale of the issued and outstanding equity of DBMG, or sale of the assets of DBMG.

“DBMG Transactions” means (i) a DBMG Sale, (ii) the release of the Liens in favor the Collateral Trustee, for the benefit of the Holders, on any assets included in the Collateral disposed of pursuant to the DBMG Sale (but not Liens on the proceeds thereof), and (iii) the application by the Company of any net cash proceeds of such DBMG Sale (calculated in accordance with the definition of “Net Cash Proceeds”, without regard to clause (7) thereof but net of any proceeds that are used to permanently repay, reduce, or prepay any Debt incurred pursuant to the Revolving Credit Agreement) to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, and in compliance with Section 13.16.
(ii) replacing the definition of “Change of Control” in its entirety with the following definition:

“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2)    the adoption of a plan relating to the liquidation or dissolution of the Company; or
(3)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company other than a Permitted Holder; provided that such event shall not be deemed a Change of Control so long as one or more Permitted Holders shall Beneficially Own more of the voting power of the Voting Stock of the Company than such person or group.
For purposes of this definition, (i) no DBMG Sale shall constitute a Change of Control under clause (1) above, (ii) any direct or indirect holding company of the Company shall not itself be considered a Person for purposes of clauses (1) or (3) above or a “person” or “group” for purposes of clauses (1) or (3) above, provided that no “person” or “group” (other than the Permitted Holders or another such holding company) Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such company, and all of the Voting Stock of such holding company immediately following it becoming the holding company of the Company is Beneficially Owned, in the same proportions, by Persons who Beneficially Owned the voting power of the Voting Stock of the Company immediately prior to it becoming such holding company and (iii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
(iii) replacing the definition of “Permitted Transactions” in its entirety with the following definition:
“Permitted Transactions” means (a) mortgage-backed security transactions in which an investor sells mortgage collateral, such as securities issued by the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation, for delivery in the current month while simultaneously contracting to repurchase “substantially the same” (as determined by the Public Securities Association and GAAP) collateral for a later settlement, (b) transactions in which an investor lends cash to a primary dealer and the primary dealer collateralizes the borrowing of the cash with certain securities, (c) transactions in which an investor lends securities to a primary dealer and the primary dealer collateralizes the borrowing of the securities with cash collateral, (d) transactions in which an investor makes loans of securities to a broker-dealer under an agreement requiring such loans to be continuously secured by cash collateral or United States government securities, (e) transactions structured as, and submitted to the NAIC Security Valuation Office for approval as, Replication (Synthetic Asset) Transactions (RSAT) (provided that, to the extent that such approval is not granted in respect of any such transaction, such transaction shall cease to constitute a Permitted Transaction 30 days following the date of such rejection, denial or non-approval), (f) transactions in which a federal home loan mortgage bank (an “FHLMB”) makes loans to an Insurance Subsidiary, that are sufficiently secured by appropriate assets of such Insurance Subsidiary in accordance with the rules, regulations and guidelines of such FHLMB for its loan programs, (g) the HC2B Transactions and (h) the DBMG Transactions.
b)    The first paragraph of Section 3.03 of the Indenture shall be amended and restated in its entirety as follows:
Subject to the provisions of Section 3.08 hereof, at least 10 days but not more than 60 days before a redemption date, the Company will deliver or cause to be delivered, in Person, electronically or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery (or in the case of the Global Notes, any method permitted or required by the Depositary), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 12 hereof, respectively.
c)    Section 4.12(a) of the Indenture is hereby amended by inserting a new sentence at the end as follows:
“For avoidance of doubt, the Company shall not be required to make an Offer to Purchase pursuant to this Section 4.12 following a DBMG Sale, but shall apply the net cash proceeds of such DBMG Sale (calculated in accordance with the definition of “Net Cash Proceeds”, without regard to clause (7) thereof but net of any proceeds that are used to permanently repay, reduce, or prepay any Debt incurred pursuant to the Revolving Credit Agreement) to redeem the Notes in accordance with Section 3.07, and in compliance with Section 13.16.”
d)    Section 5.01 of the Indenture is hereby amended by replacing clause (c) in its entirety with the following:
“The foregoing clauses (a) and (b) shall not apply to (i) any transfer of assets among the Company and a Subsidiary Guarantor, (ii) any transfer of assets among Subsidiary Guarantors, or (iii) the DBMG Transactions.”
e)    Section 10.02(a) of the Indenture is hereby amended by replacing clause (3) thereof in its entirety with the following:
“in connection with any sale, transfer or other disposition of Collateral to any Person other than the Company or any Subsidiary Guarantor (including the DBMG Transactions, but otherwise excluding any transaction subject to Sections 5.01 or 11.04 hereof) that is permitted by this Indenture (with respect to the Liens on such Collateral); provided that, except in the case of any disposition in the ordinary course of business, upon such disposition and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; provided, further, that any products or proceeds received by the Company or such Subsidiary Guarantor in respect of any such Collateral shall continue to constitute Collateral to the extent required by this Indenture and the Security Documents;”
f)    A new Section 13.16 is hereby added in its entirety as follows:

Section 13.16. The DBMG Transactions
Notwithstanding anything herein or in any other Notes Document to the contrary: (a) the DBMG Sale shall not be deemed to be an Asset Sale, (b) all net cash proceeds of such DBMG Sale (calculated in accordance with the definition of “Net Cash Proceeds”, without regard to clause (7) thereof but net of any proceeds that are used to permanently repay, reduce, or prepay any Debt incurred pursuant to the Revolving Credit Agreement) shall be applied to redeem the Notes, in accordance with Section 3.07 within fifteen (15) days of the receipt thereof, (c) all such net cash proceeds of the DBMG Sale shall be held in a deposit account subject to a Control Agreement at all times prior to the application described in clause (b), (d) all non-cash proceeds of the DBMG Sale shall be subject to a valid and enforceable perfected first priority Lien, in favor of the Collateral Trustee for the benefit of the Holders of Notes, superior to and prior to the rights of all third Persons and subject to no other Liens (other than a second-priority Lien securing the Company’s obligations under the New Convertible Notes and other junior liens in accordance with the Intercreditor Agreement), (e) all such non-cash proceeds shall be the property of the Company at all times prior to a disposition of such proceeds to a Person who is not an Affiliate of the Company for 100% cash consideration, (f) all such net cash proceeds of any disposition described in clause (d) calculated in accordance with the definition of “Net Cash Proceeds”, without regard to clause (7) thereof but net of any proceeds that are used to permanently repay, reduce, or prepay any Debt incurred pursuant to the Revolving Credit Agreement, shall be applied to redeem the Notes, in accordance with Section 3.07 within fifteen (15) days of the receipt thereof, and (g) all such net cash proceeds described in clause (f) shall be kept in a deposit account subject to a Control Agreement at all times prior to the application described in clause (f).
ARTICLE 3.
CONSENT AND WAIVER
Section 3.01    Consent. Any and all of the DBMG Transactions are hereby irrevocably consented to in all respects.
Section 3.02    Waiver of Defaults. Any and all Defaults, Events of Default or other defaults that may have occurred, or that may arise under the Indenture, directly or indirectly, as a result of any DBMG Sale or the DBMG Transactions are hereby irrevocably waived in all respects.
ARTICLE 4.

MISCELLANEOUS
Section 4.01     DBMG Sale. The Company shall use commercially reasonable efforts to consummate the DBMG Sale.
Section 4.02     Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 4.03    Severability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 4.04    Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
Section 4.05    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 4.06    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full.
Section 4.07    Indemnification.
a)    The Company agrees to indemnify and hold harmless each Requisite Holder and each of its respective Affiliates, successors and assignors and all their respective officers, directors (or equivalent managers), members, partners, trustees, employees, equity holders, advisors, agents and other representatives of each of the foregoing and their respective successors and permitted assigns (each, an “Indemnified Person”) from and against any and all actual losses, claims, damages, and liabilities, joint or several, to which any such Indemnified Person may become subject arising out of, in connection with, or as a result of this Supplemental Indenture or the DBMG Transactions, or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (limited, in the case of legal fees of any Requisite Holder, to (i) one counsel for all such Requisite Holders taken as a whole (and, in the case of an actual or perceived conflict of interest, where the applicable

Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, one additional counsel to such affected Indemnified Person), (ii) if necessary, a single local counsel for all such Requisite Holders taken as a whole in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest, where the applicable Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, one additional counsel to such affected Indemnified Person in each relevant jurisdiction), which may include special counsel acting in multiple jurisdictions, and (iii) if necessary, a single regulatory and/or specialty counsel for all such Requisite Holders taken as a whole for each relevant specialty area (and, in the case of an actual or perceived conflict of interest, where the applicable Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, one additional counsel to such affected Indemnified Person for each relevant specialty area), in each case, regardless of whether any Indemnified Person is a party thereto, whether or not the transactions contemplated hereby are consummated, and whether or not such proceeding is brought by you, your equity holders, affiliates, creditors, or any other third person); provided that no Indemnified Person will be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or related expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense that arises from (i) the bad faith, fraud, gross negligence or willful misconduct of, or material breach of this Supplemental Indenture by, as determined by a court of competent jurisdiction in a final and non-appealable decision, such Indemnified Person (or any of its Affiliates, successors and assignors and their respective officers, directors (or equivalent managers), members, partners, trustees, employees, equity holders, advisors, agents and other representatives) (it being agreed that a Requisite Holder’s compliance with, or execution, implementation or consummation of, as applicable, this Supplemental Indenture and the DBMG Transactions contemplated hereby shall not be deemed bad faith, fraud, gross negligence or willful misconduct) or (ii) any disputes solely among Indemnified Persons and not arising out of any act or omission of the Company. In no event will any Indemnified Person, any other party hereto, the Company or any of its officers, directors, partners, trustees, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons and each of their respective heirs, successors and assigns be liable on any theory of liability for indirect, special, or consequential damages, lost profits or punitive damages in connection with this Supplemental Indenture or the DBMG Transactions; provided that the foregoing shall not limit the Company’s indemnification obligations to the Indemnified Persons in respect of damages incurred or paid by an Indemnified Person to a third party.
b)    The Company shall not be liable for any settlement of any proceeding (or expenses relating thereto) effected without the Company’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Company’s written consent, or if there is a final judgment against an Indemnified Person in any such proceeding, the Company agrees to indemnify and hold harmless such

Indemnified Person to the extent and in the manner set forth above. The Company shall not, without the prior written consent of the affected Indemnified Person, effect any settlement of any pending or threatened proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability and claims that are the subject matter of such proceeding, (b) does not include any statement as to any admission of fault or culpability, and (c) includes customary confidentiality and non-disparagement agreements; provided that, for the avoidance of doubt, no settlement pursuant to this sentence shall be binding on any Indemnified Person without such Indemnified Person’s consent. Each Indemnified Person shall be obligated to refund or return any and all amounts paid by the Company under this paragraph to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final non-appealable order of a court of competent jurisdiction.
c)    If any proceeding is instituted involving any Indemnified Person for which indemnity is to be sought hereunder by such Indemnified Person, then such Indemnified Person will, to the extent permitted in connection with such proceeding, promptly notify the Company of the commencement of any such proceeding; provided, however, that the failure to notify the Company will not relieve the Company from any liability that the Company may have to such Indemnified Person hereunder.
d)    The indemnity and expense reimbursement obligations set forth herein (i) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Requisite Holders or any other Indemnified Person and (ii) shall be binding on any successor or assign of the Company and the successors or assigns. For the avoidance of doubt, the indemnity provided in this Section 4.07 shall not apply to any taxes other than any taxes that represent losses, claims or damages arising from any non-tax claim.
e)    The Company shall reimburse each Requisite Holder on the date hereof, for reasonable and documented fees and out-of-pocket expenses (inclusive of any reasonable estimate of fees and expenses through and including the date hereof), which shall be limited to the charges of Gibson, Dunn & Crutcher LLP, as counsel, incurred in connection with the preparation of this Supplemental Indenture or the DBMG Transactions.
Section 4.08    Effectiveness. This Supplemental Indenture shall become effective upon (i) execution by the parties hereto, and (ii) payment of all accrued fees and expenses of Gibson, Dunn and Crutcher LLP as counsel to the Holders of outstanding Notes. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
INNOVATE Corp.
By: /s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer and
Corporate Secretary
INNOVATE 2 Corp.
By: /s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Executive Officer and
Chief Financial Officer
DBM Global Intermediate Holdco Inc.
By: /s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Executive Officer and
Chief Financial Officer
U.S. Bank Trust Company, National Association,
As Trustee
By: /s/ Quinton M. DePompolo
Name: Quinton M. DePompolo
Title: Vice President
U.S. Bank Trust Company, National Association,
As Collateral Trustee
By: /s/ Quinton M. DePompolo
Name: Quinton M. DePompolo
Title: Vice President
[Signature Page to Supplemental Indenture to New Senior Secured Notes Indenture]